Exhibit 99.1

Air Lease Corporation Announces Second Quarter 2020 Results

Los Angeles, California, August 6, 2020 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and six months ended June 30, 2020.

“Our second quarter results, including revenue, EPS, collection rate, and aircraft utilization, were healthy in the face of an extremely tough environment for global airlines due to the COVID-19 pandemic.  Financial stress is driving airlines to leasing and right-sizing their fleets by eliminating older, less efficient aircraft and accelerating environmental sustainability goals with young, technologically advanced aircraft, which is the profile of  ALC’s orderbook, fleet, and business model,” said John L. Plueger, Chief Executive Officer and President.

“We continue to work tirelessly with our airline customers and the OEMs toward airline industry stabilization and recovery. In China/Asia and Europe, which are our principal markets, we are seeing recovery trends domestically and regionally. The lowering of OEM production rates is helping to stabilize supply/demand, and we have a number of new aircraft lease deals in process to help meet the restructuring and modernization of the fleets of our airline customers,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

Second Quarter 2020 Results

●	Revenues:
o	$521 million for the three months ended June 30, 2020, an increase of 10.6%
o	$1.0 billion for the six months ended June 30, 2020, an increase of 10.2%
●	Diluted earnings per share:
o	$1.26 for the three months ended June 30, 2020, an increase of 14.5%
o	$2.43 for the six months ended June 30, 2020, an increase of 4.3%
●	Adjusted diluted earnings per share before income taxes:
o	$1.71 for the three months ended June 30, 2020, an increase of 13.2%
o	$3.31 for the six months ended June 30, 2020, an increase of 4.1%
●	Margin:
o	Pre-tax profit margin of 35.3% for the three months ended June 30, 2020, compared to 34.1% for the same period in 2019
o	Adjusted pre-tax profit margin of 37.3% for the three months ended June 30, 2020, compared to 36.2% for the same period in 2019
●	Return on common equity:
o	Pre-tax return on common equity of 13.9% for the trailing twelve months ended June 30, 2020, compared to 14.6% for the trailing twelve months ended June 30, 2019
o	Adjusted pre-tax return on common equity of 15.0% for the trailing twelve months ended June 30, 2020, compared to 15.7% for the trailing twelve months ended June 30, 2019

Second Quarter 2020 Highlights

●	As of June 30, 2020, we owned 301 aircraft in our operating lease portfolio with a net book value of $19.1 billion, a weighted average age of 3.9 years and a weighted average lease term remaining of 7.0 years.
●	Sold four aircraft during the quarter resulting in approximately $87 million in sales proceeds.
●	Placed 90% of our orderbook on long-term leases for aircraft delivering through 2022.
●	Ended the quarter with a 91% collection rate(1) for our operating lease portfolio and a 99.6% Lease Utilization Rate(2).
●	Ended the quarter with $28.2 billion in committed minimum future rental payments consisting of $13.8 billion in contracted minimum rental payments on the aircraft in our existing fleet and $14.4 billion in contracted minimum future rental payments related to aircraft on order.
●	Issued $850.0 million in aggregate principal amount of Medium-Term Notes due 2025 bearing interest at a fixed rate of 3.375%.
●	Declared a quarterly cash dividend of $0.15 per share of our outstanding Class A common stock on August 5, 2020. The dividend will be paid on October 9, 2020 to holders of record of our Class A common stock as of September 11, 2020.

Impact of COVID-19

The global pandemic resulting from the coronavirus (“COVID-19”) has disrupted some of our operations, the operations of our lessees, aircraft manufacturers and suppliers. The COVID-19 pandemic has resulted in governmental authorities around the world implementing numerous measures to try to contain the virus. Although some of these measures have since been lifted or scaled back, a recent resurgence of COVID-19 in certain parts of the world, including the United States, has resulted in the re-imposition of certain restrictions and may lead to other restrictions being implemented again in response to efforts to reduce the spread of COVID-19. It is unclear how long these measures will remain in place, and they may remain in place in some form for an extended period of time. Accordingly, we have experienced the following impacts to our business:

●	As of August 6, 2020, most of our lessees have requested some form of accommodation. Each has been dealt with on a case-by-case basis. We have worked out accommodation arrangements with approximately 59% of our lessees, generally in the form of partial lease deferrals for payments due during the first and second quarter of 2020, typically with a short-term repayment period, with the majority of the deferrals repaid over the next 12 months. In many cases, lease extensions were also negotiated as part of the deferral accommodations. Through August 6, 2020, we have agreed to defer approximately $189.9 million in lease payments, which have negatively impacted our cash flow provided by operating activities and represented approximately 3% of our total available liquidity as of June 30, 2020.
●	Our collection rate for the second quarter of 2020 was 91% compared to 90% for the first quarter of 2020. In July of 2020, our collection rate for the month was 89%. We expect that our collection rate will remain under pressure while air travel is reduced or restricted in a number of countries. However, we do not anticipate that this will have a material impact on our liquidity position.
●	Our Lease Utilization Rate for the three months ended June 30, 2020 and the month of July 2020 was 99.6% compared to 99.7% for the three months ended March 31, 2020.
●	While we have estimated our capital expenditures for the remainder of 2020 and beyond, given the current industry circumstances, our aircraft delivery schedule could be subject to material changes. In any case, such capital expenditures will be significantly less than what we previously communicated, which will slow down our revenue growth but will further increase our strong liquidity position.
●	Due to reduced capital expenditures in aircraft investments, coupled with current industry conditions, we are minimizing aircraft sales for the remainder of the year.
●	Some transitions of the Company’s aircraft from one lessee to another lessee have been delayed. As a result of travel restrictions, we expect some challenges when transitioning, acquiring or selling aircraft.
●	COVID-19 has caused disruption in the financial markets and has caused volatility and uncertainty in the bond market, but we accessed the unsecured bond market in the second quarter of 2020 and believe that we will continue to have access to such unsecured debt markets. As a counter-balance, we maintain a significant liquidity position, with $6.9 billion in available liquidity.

Given the dynamic nature of this situation, we cannot reasonably estimate the impacts of COVID-19 on our business, results of operations and financial condition for the foreseeable future.

(1)	Collection rate is defined as the sum of cash collected from lease rentals and maintenance reserves, and includes cash recovered from outstanding receivables from previous periods, as a percentage of the total contracted receivables due for the period. The collection rate is calculated after giving effect to lease deferral arrangements made as of August 6, 2020. We define liquidity as unrestricted cash plus the available borrowing capacity under our unsecured committed revolving credit facility.
(2)	The Lease Utilization Rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

The following table summarizes our operating results for the three and six months ended June 30, 2020 and 2019 (in thousands, except per share amounts and percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	$ change	% change	2020	2019	$ change	% change
Revenues	$521,349	$471,395	$49,954	10.6%	$1,032,736	$937,446	$95,290	10.2%
Income before taxes	$183,930	$160,536	$23,394	14.6%	$355,602	$335,480	$20,122	6.0%
Net income available to common stockholders	$143,781	$124,034	$19,747	15.9%	$277,088	$262,128	$14,960	5.7%
Adjusted net income before income taxes(1)	$194,211	$170,840	$23,371	13.7%	$376,996	$358,498	$18,498	5.2%
Diluted earnings per share	$1.26	$1.10	$0.16	14.5%	$2.43	$2.33	$0.10	4.3%
Adjusted diluted earnings per share before income taxes(1)	$1.71	$1.51	$0.20	13.2%	$3.31	$3.18	$0.13	4.1%

(1)	Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures adjusted net income before income taxes and adjusted diluted earnings per share before income taxes and a reconciliation to their most comparable GAAP financial measures.

Flight Equipment Portfolio

Our owned fleet grew by 2.2% to a net book value of $19.1 billion as of June 30, 2020 compared to $18.7 billion as of December 31, 2019. As of June 30, 2020, our fleet was comprised of 301 aircraft in our operating lease portfolio, a weighted-average age and a weighted-average remaining lease term of 3.9 years and 7.0 years, respectively, and 81 managed aircraft. As of June 30, 2020, we had a globally diversified customer base of 106 airlines in 61 countries.

During the quarter ended June 30, 2020, we took delivery of one aircraft from our order book and sold four aircraft, ending the quarter with 301 owned aircraft in our operating lease portfolio. Approximately 75% of the net book value of our fleet were leased to flag carriers or airlines that have some form of governmental ownership.

The following table summarizes the key portfolio metrics of our flight equipment subject to operating lease as of June 30, 2020 and December 31, 2019:

	June 30, 2020		December 31, 2019
Aggregate fleet net book value	$19.1	billion	$18.7	billion
Weighted-average fleet age(1)	3.9	years	3.5	years
Weighted-average remaining lease term(1)	7.0	years	7.2	years

Owned fleet(2)	301		292
Managed fleet(2)	81		83
Aircraft on order	393		413
Aircraft purchase options(3)	25		70
Total	800		858

Current fleet contracted rentals	$13.8	billion	$14.1	billion
Committed fleet rentals	$14.4	billion	$15.0	billion
Total committed rentals	$28.2	billion	$29.1	billion

(1)	Weighted-average fleet age and remaining lease term calculated based on net book value.
(2)	As of June 30, 2020 and December 31, 2019, we had one and eight aircraft, respectively, classified as flight equipment held for sale which are included in Other assets on the Consolidated Balance Sheet. All of these aircraft are excluded from the owned fleet count and included in our managed fleet count.
(3)	As of June 30, 2020, we had options to acquire up to 25 Airbus A220 aircraft. As of December 31, 2019, we had options to acquire up to 45 Boeing 737-8 MAX aircraft, that have since expired without being exercised, and up to 25 Airbus A220 aircraft.

The following table details the regional concentration of our flight equipment subject to operating leases:

	June 30, 2020	December 31, 2019
Region	% of Net Book Value	% of Net Book Value
Europe	30.1%	29.0%
Asia (excluding China)	27.4%	26.7%
China	14.8%	15.7%
The Middle East and Africa	12.0%	12.0%
Central America, South America and Mexico	5.7%	6.0%
Pacific, Australia and New Zealand	5.1%	5.3%
U.S. and Canada	4.9%	5.3%
Total	100.0%	100.0%

The following table details the composition of our flight equipment subject to operating leases by aircraft type:

	June 30, 2020		December 31, 2019
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.3%
Airbus A320-200	21	7.0%	21	7.2%
Airbus A320-200neo	16	5.3%	13	4.5%
Airbus A321-200	28	9.3%	28	9.6%
Airbus A321-200neo	39	13.0%	35	12.0%
Airbus A330-200	13	4.3%	12	4.1%
Airbus A330-300	8	2.7%	7	2.4%
Airbus A330-900neo	7	2.3%	7	2.4%
Airbus A350-900	10	3.3%	10	3.4%
Boeing 737-700	4	1.3%	4	1.4%
Boeing 737-800	84	28.0%	85	29.1%
Boeing 737-8 MAX	15	5.0%	15	5.1%
Boeing 767-300ER	—	—%	1	0.3%
Boeing 777-200ER	1	0.3%	1	0.3%
Boeing 777-300ER	24	8.0%	24	8.2%
Boeing 787-9	23	7.6%	23	8.0%
Boeing 787-10	6	2.0%	4	1.4%
Embraer E190	1	0.3%	1	0.3%
Total	301	100.0%	292	100.0%

Debt Financing Activities

We ended the second quarter of 2020 with total debt financing, net of discounts and issuance costs, of $14.6 billion, resulting in a debt to equity ratio of 2.49:1.

Our debt financing was comprised of unsecured debt of $14.5 billion representing 97.8% of our debt portfolio as of June 30, 2020 as compared to 96.6% as of December 31, 2019. Our fixed rate debt represented 90.8% of our debt portfolio as of June 30, 2020 as compared to 88.4% as of December 31, 2019. Our composite cost of funds decreased to 3.15% as of June 30, 2020 as compared to 3.34% as of December 31, 2019.

During the three months ended June 30, 2020, we issued $850.0 million of Medium-Term Notes due 2025 at a fixed rate of 3.375%.

In addition, the Company repurchased $185.2 million in aggregate principal amount of Floating Rate Medium-Term Notes due 2021. The open market debt repurchases resulted in a gain of $13.6 million and is included in Aircraft sales, trading and other revenue in our Consolidated Income Statements.

Our debt financing was comprised of the following at June 30, 2020 and December 31, 2019 (dollars in thousands):

	June 30, 2020	December 31, 2019
Unsecured
Senior notes	$13,509,411	$12,357,811
Term financings	972,625	883,050
Revolving credit facility	—	20,000
Total unsecured debt financing	14,482,036	13,260,861
Secured
Term financings	298,552	428,824
Export credit financing	28,283	31,610
Total secured debt financing	326,835	460,434

Total debt financing	14,808,871	13,721,295
Less: Debt discounts and issuance costs	(169,826)	(142,429)
Debt financing, net of discounts and issuance costs	$14,639,045	$13,578,866
Selected interest rates and ratios:
Composite interest rate(1)	3.15%	3.34%
Composite interest rate on fixed-rate debt(1)	3.31%	3.39%
Percentage of total debt at fixed-rate	90.84%	88.40%

(1)	This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call

In connection with this earnings release, Air Lease Corporation will host a conference call on August 6, 2020 at 4:30 PM Eastern Time to discuss the Company's financial results for the second quarter of 2020.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 7736738.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on August 6, 2020 until 7:30 PM ET on August 13, 2020. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 7736738.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the "Investors" section of ALC's website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:

Mary Liz DePalma
Vice President, Investor Relations
Email: investors@airleasecorp.com

Jason Arnold
Assistant Vice President, Finance
Email: investors@airleasecorp.com

Media:

Laura Woeste
Senior Manager, Media and Investor Relations
Email: press@airleasecorp.com

Ashley Arnold
Manager, Media and Investor Relations
Email: press@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

●	the extent to which the coronavirus (“COVID-19”) pandemic and measures taken to contain its spread ultimately impact our business, results of operation and financial condition;
●	our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;
●	our inability to obtain refinancing prior to the time our debt matures;
●	our inability to make acquisitions of, or lease, aircraft on favorable terms;
●	our inability to sell aircraft on favorable terms or to predict the timing of such sales;
●	impaired financial condition and liquidity of our lessees;
●	changes in overall demand for commercial aircraft leasing and aircraft management services;
●	deterioration of economic conditions in the commercial aviation industry generally;
●	potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto;
●	increased maintenance, operating or other expenses or changes in the timing thereof;
●	changes in the regulatory environment, including tariffs and other restrictions on trade;
●	our inability to effectively oversee our managed fleet;
●	the failure of any manufacturer to meet its contractual aircraft delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery, resulting in our inability to deliver the aircraft to our lessees;
●	other factors affecting our business or the business of our lessees and manufacturers that are beyond our or their control, including natural disasters, pandemics (such as COVID-19) and measures taken to contain its spread, and governmental actions; and
●	the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2019, “Part II – Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other SEC filings, including future SEC filings.

The factors noted above and the risks included in our other SEC filings may be increased or intensified as a result of the COVID-19 pandemic, including as a result of the recent resurgence of the COVID-19 virus in certain parts of the world, including the United States, and any future resurgences of the virus. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. See the risk factor in “Part II — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, “The coronavirus (COVID-19) pandemic and related efforts to mitigate the pandemic have impacted our business, and the extent to which the COVID-19 pandemic and measures taken to contain its spread ultimately impact our business will depend on future developments, which are highly uncertain and are difficult to predict.” All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Cash and cash equivalents	$926,435	$317,488
Restricted cash	15,555	20,573
Flight equipment subject to operating leases	22,067,957	21,286,154
Less accumulated depreciation	(2,959,884)	(2,581,817)
	19,108,073	18,704,337
Deposits on flight equipment purchases	1,790,935	1,564,188
Other assets	1,152,722	1,102,569
Total assets	$22,993,720	$21,709,155
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$497,709	$516,497
Debt financing, net of discounts and issuance costs	14,639,045	13,578,866
Security deposits and maintenance reserves on flight equipment leases	1,037,233	1,097,061
Rentals received in advance	131,951	143,692
Deferred tax liability	817,981	749,495
Total liabilities	$17,123,919	$16,085,611
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,000,000 shares of 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (aggregate liquidation preference of $250,000) issued and outstanding at June 30, 2020 and December 31, 2019, respectively	100	100
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 113,777,723 and 113,350,267 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1,138	1,134
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	2,781,832	2,777,601
Retained earnings	3,089,082	2,846,106
Accumulated other comprehensive loss	(2,351)	(1,397)
Total shareholders’ equity	$5,869,801	$5,623,544
Total liabilities and shareholders’ equity	$22,993,720	$21,709,155

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(unaudited)
Revenues
Rental of flight equipment	$497,869	$463,870	$994,556	$919,609
Aircraft sales, trading and other	23,480	7,525	38,180	17,837
Total revenues	521,349	471,395	1,032,736	937,446

Expenses
Interest	102,693	96,824	210,234	186,044
Amortization of debt discounts and issuance costs	10,233	8,712	20,761	17,252
Interest expense	112,926	105,536	230,995	203,296

Depreciation of flight equipment	194,020	171,689	382,915	331,160
Selling, general and administrative	26,581	27,771	54,903	57,473
Stock-based compensation	3,892	5,863	8,321	10,037
Total expenses	337,419	310,859	677,134	601,966

Income before taxes	183,930	160,536	355,602	335,480
Income tax expense	(36,305)	(32,231)	(70,826)	(69,081)
Net income	$147,625	$128,305	$284,776	$266,399
Preferred stock dividends	(3,844)	(4,271)	(7,688)	(4,271)
Net income available to common stockholders	$143,781	$124,034	$277,088	$262,128

Earnings per share of common stock
Basic	$1.26	$1.11	$2.44	$2.36
Diluted	$1.26	$1.10	$2.43	$2.33
Weighted-average shares outstanding
Basic	113,690,839	111,371,790	113,581,392	111,196,011
Diluted	113,773,127	112,807,023	113,840,929	112,598,623

Other financial data
Pre-tax profit margin	35.3%	34.1%	34.4%	35.8%
Adjusted net income before income taxes(1)	$194,211	$170,840	$376,996	$358,498
Adjusted pre-tax profit margin(1)	37.3%	36.2%	36.5%	38.2%
Adjusted diluted earnings per share before income taxes(1)	$1.71	$1.51	$3.31	$3.18
Pre-tax return on common equity (trailing twelve months)	13.9%	14.6%	13.9%	14.6%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	15.0%	15.7%	15.0%	15.7%

(1)

Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following tables show the reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(unaudited)
Reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin:
Net income available to common stockholders	$143,781	$124,034	$277,088	$262,128
Amortization of debt discounts and issuance costs	10,233	8,712	20,761	17,252
Stock-based compensation	3,892	5,863	8,321	10,037
Provision for income taxes	36,305	32,231	70,826	69,081
Adjusted net income before income taxes	$194,211	$170,840	$376,996	$358,498

Total revenues	$521,349	$471,395	$1,032,736	$937,446
Adjusted pre-tax profit margin(1)	37.3%	36.2%	36.5%	38.2%

(1)	Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

The following table shows the reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(unaudited)
Reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes:
Net income available to common stockholders	$143,781	$124,034	$277,088	$262,128
Amortization of debt discounts and issuance costs	10,233	8,712	20,761	17,252
Stock-based compensation	3,892	5,863	8,321	10,037
Provision for income taxes	36,305	32,231	70,826	69,081
Adjusted net income before income taxes	$194,211	$170,840	$376,996	$358,498
Weighted-average diluted common shares outstanding	113,773,127	112,807,023	113,840,929	112,598,623
Adjusted diluted earnings per share before income taxes	$1.71	$1.51	$3.31	$3.18

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended June 30,
	2020	2019

	(unaudited)
Reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity:
Net income available to common stockholders	$590,123	$547,101
Amortization of debt discounts and issuance costs	40,200	33,926
Stock-based compensation	19,029	19,198
Provision for income taxes	150,309	135,518
Adjusted net income before income taxes	$799,661	$735,743

Common shareholders' equity as of the beginning of the period	$5,049,884	$4,337,842
Common shareholders' equity as of the end of the period	$5,619,801	$5,049,884
Average common shareholders' equity	$5,334,843	$4,693,863

Adjusted pre-tax return on common equity	15.0%	15.7%

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2020	2019

	(unaudited)
Operating Activities
Net income	$284,776	$266,399
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	382,915	331,160
Stock-based compensation	8,321	10,037
Deferred taxes	68,773	69,081
Amortization of debt discounts and issuance costs	20,761	17,252
Amortization of prepaid lease costs	21,210	14,851
Gain on aircraft sales, trading and other activity	(24,642)	(14,924)
Changes in operating assets and liabilities:
Other assets	(265,775)	(127,442)
Accrued interest and other payables	(16,256)	85,218
Rentals received in advance	(11,741)	4,616
Net cash provided by operating activities	468,342	656,248
Investing Activities
Acquisition of flight equipment under operating lease	(550,034)	(1,962,211)
Payments for deposits on flight equipment purchases	(399,028)	(448,653)
Proceeds from aircraft sales, trading and other activity	134,609	249,764
Acquisition of aircraft furnishings, equipment and other assets	(88,110)	(175,926)
Net cash used in investing activities	(902,563)	(2,337,026)
Financing Activities
Issuance of common stock upon exercise of options	4,526	11,236
Cash dividends paid on Class A common stock	(34,049)	(28,866)
Preferred dividends paid	(7,687)	(4,271)
Tax withholdings on stock-based compensation	(8,611)	(3,587)
Net change in unsecured revolving facility	(20,000)	199,000
Proceeds from debt financings	2,386,061	2,032,137
Payments in reduction of debt financings	(1,295,549)	(920,723)
Net proceeds from preferred stock issuance	—	242,130
Debt issuance costs	(4,219)	(7,327)
Security deposits and maintenance reserve receipts	72,852	142,685
Security deposits and maintenance reserve disbursements	(55,174)	(16,532)
Net cash provided by financing activities	1,038,150	1,645,882
Net increase/(decrease) in cash	603,929	(34,896)
Cash, cash equivalents and restricted cash at beginning of period	338,061	322,998
Cash, cash equivalents and restricted cash at end of period	$941,990	$288,102
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $26,185 and $31,602 at June 30, 2020 and 2019, respectively	$229,801	$210,808
Cash paid for income taxes	$2,372	$3,291
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$201,623	$711,432
Cash dividends declared on common stock, not yet paid	$17,066	$14,516